Exhibit 99.(a)(1)(x)

Contact: Michael Gallant

              508-293-6357

              Gallant_Michael@emc.com

EMC STATES ITS $30 PER SHARE

ALL-CASH TENDER OFFER TO ACQUIRE

DATA DOMAIN IS SUPERIOR TO NETAPP’S NEW PROPOSAL

HOPKINTON, Mass. – June 3, 2009 – EMC Corporation (NYSE: EMC), the world leader in information infrastructure solutions, today stated that its all-cash offer to acquire all of the outstanding common stock of Data Domain, Inc. (NASDAQ: DDUP) for $30.00 per share is superior to the part-stock counter offer for Data Domain made by NetApp today.

Joe Tucci, EMC Chairman, President and CEO, said, “EMC’s all-cash tender offer remains superior to NetApp’s proposed part-stock merger transaction. We are proceeding with our superior cash tender offer, which is not subject to any financing or due diligence contingency. We do not believe that the Data Domain stockholders will approve the merger transaction with NetApp.”

Tucci added, “EMC urges the Board of Directors of Data Domain to not take any actions that would further impede a transaction that is a superior alternative for Data Domain’s shareholders.”

EMC will use existing cash balances to finance the transaction.

EMC has made this offer to acquire Data Domain for its fast-growing revenue base, its strong data protection-focused management team and sales force and its highly complementary storage software technology that will help to accelerate both companies’ ability to deliver industry-leading next-generation disk-based backup and archiving solutions for customers.

Yesterday EMC commenced its tender offer for all outstanding Data Domain common stock in order to expedite the timing of this transaction. The tender offer will expire at 12:00 midnight, New York City time, on Monday, June 29, 2009, unless extended. EMC also filed a Notification and Report Form with respect to its tender offer with the Antitrust Division of the Department of Justice and the Federal Trade Commission yesterday.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

# # #

EMC is a registered trademark of EMC Corporation. All other trademarks used are the property of their respective owners.

Forward-Looking Statements

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) our ability to protect our proprietary technology; (iv) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (v) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vi) competitive factors, including but not limited to pricing pressures and new product introductions; (vii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (viii) component and product quality and availability; (ix) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (x) insufficient, excess or obsolete inventory; (xi) war or acts of terrorism; (xii) the ability to attract and retain highly qualified employees; (xiii) fluctuating currency exchange rates; (xiv) litigation that we may be involved in; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. These statements are forward-looking, and actual results may differ materially. EMC disclaims any obligation to update any forward-looking statements in this release after the date of this release.

Important Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Data Domain, Inc. EMC Corporation and Envoy Merger Corporation have filed with the SEC a tender offer statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer. EMC Corporation and Envoy Merger Corporation intend to mail these documents to the stockholders of Data Domain, Inc. These documents contain important information about the tender offer and stockholders of Data Domain, Inc. are urged to read them carefully. Investors and stockholders of Data Domain, Inc. may obtain a free copy of these documents and other documents filed by EMC Corporation and Envoy Merger Corporation with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free by directing such requests to EMC Corporation at Attention: Office of the General Counsel, 176 South Street, Hopkinton, MA 01748.